June 22, 2018

To Whom It May Concern:

We consent to the incorporation by reference in the annual report on Form 10-K of Allegro Beauty Products, Inc. of our report dated on June 22, 2018 on our audit of the financial statements of Allegro Beauty Products, Inc. as of March 31, 2018 and 2017, and the related statements of operations, stockholders’ equity and cash flows for the year ended March 31, 2018 and 2017.

Very truly yours,

/s/ PLS CPA

PLS CPA,

A Professional Corp.

Registered with the Public Company Accounting Oversight Board